Exhibit 99.1

NEWS RELEASE

ICF Reports Third Quarter 2026 Results

―Third Quarter Marks Return to Year-on-Year Revenue Growth―

―Revenue from Federal Government Clients Increased 3.4% Sequentially―

―Margin Expansion Benefited from Efficient Contract Delivery and Favorable Contract Mix―

―Maintains 2026 Non-GAAP EPS Guidance Midpoint on Lower Revenue―

Third Quarter Highlights:

•
Revenue Increased 1% to $470 Million
•
Net Income Was $32 Million; GAAP EPS Was $1.76
•
Non-GAAP EPS1 Increased 19% to $1.98
•
EBITDA1 Was $53.6 Million; Adjusted EBITDA1 Was $54.2 Million, or 11.5% of Total Revenues
•
Contract Awards Were $746 Million, 4.5% Ahead of Last Year and Representing a Quarterly Book-to-Bill Ratio of 1.59 and a TTM Book-to-Bill Ratio of 1.11

RESTON, Va., November 5, 2026 -- ICF (NASDAQ: ICFI), a global consulting and technology services provider, reported results for the third quarter ended September 30, 2026.

Management Commentary

John Wasson, chair and chief executive officer, said, “Our third quarter performance demonstrated the return to year-on-year revenue growth that we anticipated would begin in the second half of this year and benefited from our diversified and integrated business model. Revenues from our federal government clients continued to show solid sequential growth in line with our expectations, and revenues from state and local and non-U.S. government clients increased 7.6% and 12.0% year-on-year, respectively.

“A key highlight of the third quarter was our strong margin performance, benefiting from efficient contract delivery and favorable contract mix. Our Adjusted EBITDA margin was 11.5%, expanding by 10 basis points year-on-year and representing a notable sequential increase. Fixed-price contracts accounted for 50.2% of our third quarter revenues, up from 48.7% in the similar period last year, and together with time & material contracts represented 94.3% of this quarter’s revenues. We are closely managing corporate costs, while continuing to invest in technology and professional staff to support client programs and capture new business opportunities.

“Third quarter revenues from commercial energy clients were considerably below our expectations due to a confluence of factors, most notably a sharp fall-off in contract add-on activity that historically has bolstered second half revenues in our utility programs category. There was a material increase in political and regulatory pressure on utilities in Q3 to develop affordable solutions for their customers, which has caused a slowdown and/or shift in incremental spending priorities for certain existing utility programs. Also, we experienced slower than expected ramp-ups on new contracts. As a result, ICF’s revenues from commercial energy clients are expected to increase at a low- to mid-single-digit rate for 2026. We continue to see commercial energy as a long-term growth driver for ICF. Our year-to-date contract awards have been strong, our win rates are increasing, and we are building a meaningful pipeline in areas where we see utility spending expanding, including audits/weatherization, demand response and virtual power plants.

“This also was a strong quarter for companywide contract awards, which increased 4.5% year-on-year to $746 million. Over 60% of our third quarter awards represented new business, a good indication of how well ICF’s capabilities and expertise are aligned with our clients’ priorities. Following this solid performance, our business development pipeline stood at $8.2 billion at the end of the third quarter and was well diversified across our client set.”

Third Quarter Business Highlights in Key Long-Term Growth Markets

Commercial Energy

ICF manages over 300 energy efficiency programs for 60 utilities in 28 states. Revenues from this part of the company’s commercial energy business were similar to last year’s levels due to the near-term challenges described above. We continue to see positive underlying momentum supported by year-to-date contract wins and client demand for our expertise as they address affordability issues together with operational imperatives around electrification and data center requirements. Energy advisory revenues increased 14.1% in the quarter and 10.5% year-to-date, with particular strength in our work on grid engineering and planning, transmission and interconnection, integrated power and gas planning, resource adequacy, technical due diligence, and storage. Additionally, our work with hyperscalers is expanding, and we are advising on a broader set of issues created by the scale of data center development, including energy efficiency, community impacts, power supply and reliability. As anticipated, other commercial energy comparisons declined year-on-year due to the wind-down of several wind energy projects through last year's third quarter.

Commercial energy awards represented approximately 26% of year-to-date contract awards, and commercial energy opportunities represent more than $1.6 billion of our pipeline at the end of the third quarter.

ICF’s energy work includes programs for federal and state agencies that provide us with greater insight into the regulatory and stakeholder environment, which strengthens our ability to meet and often exceed the milestones of our commercial energy contracts.

Technology Modernization

ICF has built out its technology modernization capabilities over the last six years, which in the third quarter represented approximately 50% of our revenues from federal government clients. Over 80% of ICF’s technology modernization work is performed under outcome-based, fixed-price contracts, the preferred contract vehicles for government technology projects. Additionally, we continue to align our federal portfolio around administration priorities, with increased focus on expanding our footprint in the defense and national security arena, while building our brand in government-wide application modernization.

While primarily serving federal agency clients, our technology modernization capabilities are deployed across the company’s client categories. Technology modernization opportunities represented approximately $2.4 billion of our pipeline at the end of the third quarter.

State and Local Government/Disaster Recovery

The 7.6% revenue growth from state and local government clients in the third quarter illustrates ICF’s ability to leverage its deep domain expertise and robust technology capabilities across its client sets. Several of the projects driving growth in this client category include developing and managing energy efficiency programs in the Northeast and California, providing advanced technology solutions to several states and territories, and offering our rural health services.

During the quarter, ICF supported more than 50 active disaster recovery programs in more than 20 states and territories. While we view the disaster management market as a driver of long-term growth, funding delays and the slower pace of major events have constrained near-term activity in this arena. ICF continues to execute substantial rebuilding and mitigation projects utilizing our environmental and climate expertise, and we are helping our clients prepare to take on a larger role in rebuilding and resilience, having significantly increased our on-call contracts with state and local governments. State and local government opportunities represented approximately $1.1 billion of the total pipeline at the end of the third quarter.

Third Quarter 2026 Financial Results

Third quarter 2026 total revenue was $470.5 million, up 1.1% from the $465.4 million reported in the third quarter of 2025. Subcontractor and other direct costs were 23.6% of total revenues, compared to 24.2% in last year’s third quarter. Gross margin was 38.1%, 50 basis points above the prior year period. Operating income was $43.6 million, up 13.6% from $38.4 million, and operating margin expanded by 100 basis points to 9.3% from 8.3% in the prior year period. Net income totaled $31.7 million, or $1.76 per diluted share, up from net income of $23.8 million, or $1.28 per share reported in the third quarter of 2025, benefiting from a tax rate of 15.0% and a lower share count. In the prior year quarter, the company’s tax rate was 22.7%.

Non-GAAP EPS increased 18.6% to $1.98 per share, benefiting from the lower tax rate and share count mentioned above. EBITDA was $53.6 million, up from $52.8 million reported in the year-ago quarter. Adjusted EBITDA was $54.2 million, and Adjusted EBITDA margin on total revenues was 11.5%, compared to 11.4% in the third quarter of 2025.

Cash flows from operations were $35.2 million in this year’s third quarter. Excluding restricted cash mainly tied to energy efficiency programs, which fluctuates with the timing of incentive payments to utility customers, operating cash flow was $45.5 million, up from $17.3 million reported in the comparable prior year period. For the first nine months of 2026, cash flows from operations were $131.7 million. Excluding restricted cash, year-to-date operating cash flows were $88.7 million, up from $30.2 million in the first nine months of 2025, on a similarly adjusted basis.

Backlog and New Business

Total backlog was $3.5 billion at the end of the third quarter of 2026. Funded backlog was $1.8 billion, or approximately 52% of the total backlog. The total value of contracts awarded in the 2026 third quarter was $746 million for a quarterly book-to-bill ratio of 1.59 and trailing twelve-month contract awards totaled $2.0 billion for a book-to-bill ratio of 1.11.

Commercial Revenue Third Quarter 2026 Highlights

Commercial revenue was $158.8 million during the quarter, up 1.5% year-over-year.

•
Commercial revenue accounted for 33.8% of total revenue, similar to 33.6% of total revenue in the 2025 third quarter.
•
Commercial energy revenues represented 88.6% of commercial revenue.

Key Commercial Contracts Awarded in the Third Quarter of 2026

Notable commercial contract awards won in the third quarter of 2026 included:

•
A contract modification with a Canadian electricity system organization to continue implementing a North American midstream lighting program to expand adoption of energy-efficient technologies by commercial and industrial customers.
•
A new contract with a Mid-Atlantic U.S. electric utility to provide detailed engineering for transmission infrastructure.
•
A new contract with a Mid-Atlantic U.S. utility to provide marketing and customer engagement services supporting its energy efficiency and energy management programs.
•
A recompete contract with a Mid-Atlantic U.S. utility to provide ICF Sightline technology supporting its energy efficiency programs.
•
A new contract with a Mid-Atlantic U.S. utility to provide marketing and customer engagement services supporting its customer programs.
•
A new contract with a Northeastern U.S. utility to support its virtual power plant and battery energy storage program.

Government Revenue Third Quarter 2026 Highlights

Revenue from government clients was $311.7 million during the quarter.

•
U.S. federal government revenue was $191.3 million, 3.4% above the $185.1 million in the second quarter of 2026, and 3.5% below the $198.3 million reported in the year-ago third quarter. Year-on-year revenue comparisons were impacted by contract cancellations that occurred in 2025, and a slower pace of new RFPs. Federal government revenue accounted for 40.7% of total revenue, compared to 42.6% of total revenue in the third quarter of 2025.
•
U.S. state and local government revenue was $87.9 million, 7.6% above the $81.7 million reported in the year-ago quarter. State and local government clients represented 18.7% of total revenue, compared to 17.6% in the third quarter of 2025.
•
International government revenue was $32.5 million, up 12.0% from the $29.0 million reported in the year-ago quarter. International government revenue represented 6.9% of total revenue, compared to 6.2% in the third quarter of 2025.

Key Government Contracts Awarded in the Third Quarter of 2026

Notable government contract awards won in the third quarter of 2026 included:

•
A recompete contract with a value of $77.8 million with a federal health agency to provide technical assistance, training and capacity-building services to support the effective administration and delivery of state and territory childcare programs.
•
Two new, multiyear work orders under the County of Los Angeles Energy Support Services Master Agreement with a combined ceiling value of $70.9 million to serve as one of three implementers supporting the Southern California Regional Energy Network's public sector energy efficiency programs.
•
Two new contracts with a combined value of $55.9 million with a federal national security agency to modernize technology systems supporting personnel security and vetting operations.
•
Three contracts, one new and two recompetes, with a combined value of $36.4 million with a federal health agency to provide communications, marketing and strategic planning for nutrition and physical activity; prostate cancer awareness; and diabetes health education and support.
•
A new contract with a value of $36.3 million with a federal agency to modernize a survey instrument by transitioning to digital collection, dashboards and AI-assisted tools while maintaining data security and statistical integrity.
•
A recompete contract with a value of $22.6 million with a federal health agency to provide training and technical assistance to strengthen the delivery and effectiveness of early childhood programs serving children and families.
•
A new contract with a value of $17.3 million with a federal public safety agency to modernize call center and case management technologies through platform-as-a-service solutions that enhance customer service and mission operations.
•
A new contract with a value of $17.1 million with a federal law enforcement agency to modernize its human resources case management and hiring systems.
•
A recompete contract with a ceiling value of $27.6 million with a federal environmental agency to provide laboratory, field sampling, data validation and quality assurance services.
•
A recompete contract with a value of $15.4 million with a federal health and human services agency to provide compliance auditing, quality assurance and technical assistance services supporting federally funded care facilities.

Dividend Declaration

On November 5, 2026, ICF declared a quarterly cash dividend of $0.14 per share, payable on January 8, 2027, to shareholders of record on December 4, 2026.

Summary and Outlook

“ICF is on the path to second half year-on-year revenue growth, and we see positive momentum as we head into 2027. The adjusted EBITDA margin expansion we achieved in the third quarter was notable, our new contract awards were strong, and our business development pipeline is robust, all indications of the underlying strength of our business and effective cost management. Additionally, given ICF’s diversified portfolio, we see the midterm election results as a tailwind for our business.

“For full year 2026, we are expecting revenues to be similar to 2025 levels, with GAAP EPS of approximately $5.95, inclusive of $.11 of special charges. We are maintaining the midpoint of our Non-GAAP EPS guidance range of $7.10, representing 4.9% year-on-year growth and benefiting from improved margins, a lower interest rate and reduced share count. Operating cash flow is expected to range from $135 million to $150 million, excluding the impact of restricted cash.

“We continue to benefit from the energy of our people, who have shown tremendous dedication and commitment to our clients and embody the strong corporate culture that ICF is known for,” Mr. Wasson concluded.

1 Non-GAAP EPS, EBITDA and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

###

About ICF

ICF is a leading global solutions and technology provider. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to: the government contracting industry generally; our dependence on contracts with U.S. federal, state and local, and international government clients for the majority of our revenue; failure by Congress or other governmental bodies to approve budgets and appropriations in a timely fashion, reductions in government spending, and the impact of a lengthy federal government shutdown; the current Administration’s policy changes, executive orders, and failure to spend Congressionally mandated appropriations, including the resulting effect on government audits and contract terminations; changes in federal government budgeting and spending priorities; our ability to estimate and control costs under our fixed-price contracts; the realization of our backlog; the dependence of our commercial work on sectors of the global economy that are highly cyclical; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ materially from those indicated in our forward-looking statements are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2025, and in our subsequent filings with the Securities and Exchange Commission. The forward-looking statements included herein are made only as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Revenue	$470,497	$465,405	$1,382,492	$1,429,178
Direct Costs	291,310	290,545	859,803	891,512
Operating costs and expenses:
Indirect and selling expenses	125,632	122,261	367,787	377,169
Depreciation and amortization	9,908	14,168	36,512	43,665
Total operating costs and expenses	135,540	136,429	404,299	420,834
Operating income	43,647	38,431	118,390	116,832
Interest, net	(6,372)	(7,861)	(19,846)	(23,620)
Other income (expense)	58	176	(1,041)	(2,515)
Income before income taxes	37,333	30,746	97,503	90,697
Provision for income taxes	5,600	6,980	18,300	16,419
Net income	$31,733	$23,766	$79,203	$74,278

Earnings per Share:
Basic	$1.77	$1.29	$4.38	$4.03
Diluted	$1.76	$1.28	$4.36	$4.01

Weighted-average Shares:
Basic	17,939	18,432	18,063	18,447
Diluted	18,055	18,526	18,174	18,542

Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.42

Other comprehensive income (loss), net of tax	3,299	(1,733)	3,908	1,712
Comprehensive income, net of tax	$35,032	$22,033	$83,111	$75,990

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Reconciliation of EBITDA and Adjusted EBITDA (3)
Net income	$31,733	$23,766	$79,203	$74,278
Interest, net	6,372	7,861	19,846	23,620
Provision for income taxes	5,600	6,980	18,300	16,419
Depreciation and amortization	9,908	14,168	36,512	43,665
EBITDA	53,613	52,775	153,861	157,982
Acquisition and divestiture-related expenses (4)	290	25	984	479
Severance and other costs related to staff realignment (5)	255	359	614	2,909
Charges and adjustments related to facility consolidations and office closures (6)	11	—	983	(138)
Total Adjustments	556	384	2,581	3,250
Adjusted EBITDA	$54,169	$53,159	$156,442	$161,232

Net Income Margin Percent on Revenue (7)	6.7%	5.1%	5.7%	5.2%
EBITDA Margin Percent on Revenue (8)	11.4%	11.3%	11.1%	11.1%
Adjusted EBITDA Margin Percent on Revenue (8)	11.5%	11.4%	11.3%	11.3%

Reconciliation of Non-GAAP Diluted EPS (3)
U.S. GAAP Diluted EPS	$1.76	$1.28	$4.36	$4.01
Acquisition and divestiture-related expenses	0.02	—	0.05	0.02
Severance and other costs related to staff realignment	0.01	0.02	0.02	0.16
Charges and adjustments related to facility consolidations and office closures	—	—	0.06	(0.01)
Amortization of intangible assets acquired in business combinations (9)	0.23	0.49	1.07	1.50
Income tax effects of the adjustments (10)	(0.04)	(0.12)	(0.22)	(0.38)
Non-GAAP Diluted EPS	$1.98	$1.67	$5.34	$5.30

(2) These tables provide reconciliations of Non-GAAP financial measures to the most applicable U.S. GAAP numbers. While we believe that these Non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with U.S. GAAP. Other companies may define similarly titled Non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Reconciliations of EBITDA, Adjusted EBITDA, and Non-GAAP Diluted EPS were calculated using numbers as reported in U.S. GAAP.

(4) These are primarily third-party costs related to potential and/or closed acquisitions and integration of closed acquisitions.

(5) These costs are due to involuntary employee termination benefits for (i) our officers and (ii) a group of employees who have been notified that they will be terminated as part of a business reorganization or exit.

(6) These charges and adjustments are related to previously exited leased facilities and the closure of certain international offices.

(7) Net Income Margin Percent on Revenue was calculated by dividing net income by revenue.

(8) EBITDA Margin Percent and Adjusted EBITDA Margin Percent on Revenue were calculated by dividing the Non-GAAP measure by the corresponding revenue.

(9) The amortization of intangible assets acquired from business combinations totaled $4.2 million and $9.2 million for the three months ended September 30, 2026 and 2025, respectively, and $19.4 million and $27.9 million for the nine months ended September 30, 2026 and 2025, respectively.

(10) Income tax effects were calculated using the effective tax rate, adjusted for certain discrete items, if any, of 15.0% and 22.7% for the three months ended September 30, 2026 and 2025, respectively, and 18.8% and 23.0% for the nine months ended September 30, 2026 and 2025, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30, 2026	December 31, 2025
(in thousands, except share amounts)	(Unaudited)
ASSETS
Cash and cash equivalents	$5,138	$5,297
Restricted cash	89,955	47,984
Accounts receivable, net	229,810	237,996
Contract assets	213,384	186,684
Prepaid expenses and other current assets	28,273	18,390
Income tax receivable	20,656	18,087
Total Current Assets	587,216	514,438
Property and equipment, net	52,057	58,357
Goodwill	1,251,534	1,252,207
Other intangible assets, net	65,329	81,555
Operating lease - right-of-use assets	98,489	106,274
Other assets	47,257	37,340
Total Assets	$2,101,882	$2,050,171

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$90,814	$123,524
Contract liabilities	39,361	43,444
Lease liabilities - current	18,137	21,491
Accrued salaries and benefits	88,629	95,578
Accrued subcontractors and other direct costs	59,659	48,900
Accrued expenses and other current liabilities	121,879	71,340
Total Current Liabilities	418,479	404,277
Debt	372,122	401,355
Lease liabilities - non-current	136,097	148,493
Deferred income taxes	29,928	6,837
Other long-term liabilities	58,874	60,727
Total Liabilities	1,015,500	1,021,689

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 24,560,674 and 24,378,749 shares issued at September 30, 2026 and December 31, 2025, respectively; 17,942,455 and 18,247,837 shares outstanding at September 30, 2026 and December 31, 2025, respectively	25	24
Additional paid-in capital	481,249	465,779
Retained earnings	1,027,716	956,077
Treasury stock, 6,618,219 and 6,130,912 shares at September 30, 2026 and December 31, 2025, respectively	(413,088)	(379,970)
Accumulated other comprehensive loss	(9,520)	(13,428)
Total Stockholders’ Equity	1,086,382	1,028,482
Total Liabilities and Stockholders’ Equity	$2,101,882	$2,050,171

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2026	2025
Cash Flows from Operating Activities
Net income	$79,203	$74,278
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) credit losses	458	(305)
Deferred income taxes and unrecognized income tax benefits	18,882	20,186
Non-cash equity compensation	13,314	12,915
Depreciation and amortization	36,512	43,665
Other operating adjustments, net	1,932	3,837
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(32,368)	(22,676)
Accounts receivable	7,334	26,829
Prepaid expenses and other current assets	(7,996)	(2,470)
Operating lease assets and liabilities, net	(6,197)	(6,774)
Accounts payable	(32,460)	(21,099)
Accrued salaries and benefits	(6,773)	(22,143)
Accrued subcontractors and other direct costs	11,405	(25)
Accrued expenses and other current liabilities	50,598	(9,804)
Income tax receivable and payable	(2,583)	(30,566)
Other liabilities	487	396
Net Cash Provided by Operating Activities	131,748	66,244

Cash Flows from Investing Activities
Payments for purchase of property and equipment and capitalized software	(14,080)	(14,745)
Other investing, net	(322)	403
Net Cash Used in Investing Activities	(14,402)	(14,342)

Cash Flows from Financing Activities
Advances from Credit Facility	1,191,161	1,048,671
Payments on Credit Facility	(1,220,728)	(1,011,838)
Other short-term borrowings, net	295	(5,822)
Dividends paid	(7,605)	(7,775)
Stock repurchases	(33,118)	(42,036)
Issuance of common stock under employee stock purchase plan	2,156	2,524
Payments of debt issuance costs	(4,442)	—
Repayment of finance lease obligations	(2,020)	(1,950)
Net Cash Used in Financing Activities	(74,301)	(18,226)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(183)	1,433

Net Change in Cash, Cash Equivalents, and Restricted Cash	42,862	35,109
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	56,324	18,817
Cash, Cash Equivalents, and Restricted Cash, End of Period	$99,186	$53,926

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$17,948	$20,045
Income tax payments, net of refunds	$2,575	$27,431

ICF International, Inc. and Subsidiaries

Supplemental Schedule (11)

Revenue by client market	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Energy, environment, infrastructure, and disaster recovery	54%	53%	53%	51%
Health and social programs	32%	33%	33%	34%
Security and other civilian & commercial	14%	14%	14%	15%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
U.S. federal government	41%	43%	40%	45%
U.S. state and local government	18%	17%	18%	17%
International government	7%	6%	8%	6%
Total Government	66%	66%	66%	68%
Commercial	34%	34%	34%	32%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Time-and-materials	44%	44%	44%	44%
Fixed-price	50%	49%	50%	49%
Cost-based	6%	7%	6%	7%
Total	100%	100%	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client market provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.